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PRICE WATERHOUSE LLP                                           (logo)



INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANT'S REPORT

			 TO THE STOCKHOLDER AND BOARD OF DIRECTORS OF
			 CHASE MANHATTAN MORTGAGE CORPORATION:

			 We have examined management's assertion
			 about Chase Manhattan Mortgage Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1995 included in the accompanying management assertion (see
			 Exhibit I). Management is responsible for Chase Manhattan Mortgage Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

			 Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Chase Manhattan Mortgage Corporation's compliance with minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Chase Manhattan Mortgage Corporation's compliance with the minimum servicing standards.

			 In our opinion, management's assertion that Chase Manhattan Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31 1995 is fairly stated, in all material respects.


			 /s/Price Waterhouse LLP

			 February 2, 1996